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                                                                    Exhibit 10.6
                                                    FORM OF EMPLOYMENT AGREEMENT

                    AMENDED AND RESTATED EXECUTIVE EMPLOYMENT
                          AND NONCOMPETITION AGREEMENT

     This Amended and Restated Employment and Noncompetition Agreement ("Agreement") is entered into between Rental Service Corporation, (the "Company" or "Rental Service Corporation") and [______] ("Executive"), effective as of ___________, 2006.

                                    RECITALS

     WHEREAS, the Company operates its equipment rental business which has store locations throughout North America (such business as operated by the Company is referred to herein as the "Business").

     WHEREAS, the Company's life-blood is its Confidential Information, including but not limited to customer databases, marketing and sales objectives and strategies, customer lists, information regarding existing customer preferences, habits, and needs, information regarding prospective customers, details of past, pending and contemplated transactions, price lists, pricing policies, sales data, training materials, and customer proposals, information developed about the Company's competitors, systems, strategies, designs, processes, procedures, market data, know-how, compilations of technical and non-technical data, advertising and promotional plans, and financial and other projections, which information has been collected over a significant amount of time and at great effort and expense.

     WHEREAS, the Company would be placed at an unfair competitive disadvantage if Employee were able to use the Company's Confidential Information and goodwill for his or her own benefit, or for the benefit of anyone other than the Company.

     WHEREAS, with the assurances contained in the agreement, the Company desires to employ Executive as [______________], in which position he will not only have access to the Company's Confidential Information but also will have the duty to expand and improve such information.

     WHEREAS, Executive desires to be employed by the Company in this position and is willing to do so upon the terms contained herein.

     WHEREAS, the Company and Executive are currently parties to the Executive Employment and Noncompetition Agreement, dated as of [_______] which the parties desire to amend and restate effective as of the date hereof.

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                                    AGREEMENT

     NOW, THEREFORE, as a condition of employment, and for other good and valuable consideration, including without limitation continued employment and/or promotion or advancement, which Executive agrees is sufficient consideration for this Agreement, and in consideration of the mutual promises and covenants set forth below, the Company and Executive agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

     SECTION 1.1. EMPLOYMENT & POSITION. The Company shall employ Executive as [_________________] at the RSC Headquarters location in Scottsdale, AZ. [Executive shall be a member of, and shall report to, the Board of Directors of Atlas Copco North America Inc. (to be renamed _________)](1). During Executive's employment hereunder, Executive shall devote all necessary energies, experience, skills, abilities, knowledge and productive time to the performance of duties under this Agreement and shall not render to others services that interfere with the performance of his duties with the Company under this Agreement. The rendering of services to others shall be subject to the approval of the Board.

     SECTION 1.2. DUTIES. Executive's primary responsibilities shall be to perform those duties customarily performed by the [_______________] of a similar company.

     SECTION 1.3. TERM OF EMPLOYMENT. Executive shall be employed as herein set forth, commencing on the date set forth above and continuing until terminated by either party in accordance with section 2.5 below (the "Employment Term").

                                   ARTICLE II

                                  COMPENSATION

     SECTION 2.1. BASE SALARY. Executive's salary (the "Base Salary") shall be $[Current Base] per annum for the term of this Agreement and/or as increased, after review by the Board at the time and in accordance with Company policies as in effect from time to time. Base Salary shall be payable in accordance with the standard payroll practices of the Company.

     SECTION 2.2. VARIABLE COMPENSATION. In addition to his Base Salary, Executive will be eligible to receive Variable Compensation, in accordance with the

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(1)  For the CEO only.


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Company's Variable Compensation Plan as in effect from time to time, and which will provide him with additional incentive opportunity with a target of [__%] of his Base Salary and a maximum of [__%] of his Base Salary.

     SECTION 2.3. EQUITY INCENTIVE. Executive will be offered the opportunity to participate in the Atlas Copco North America Inc. (to be renamed __________) Stock Incentive Plan at such level and on such terms as the Board determines appropriate.

     SECTION 2.4. OTHER BENEFITS. During the Employment Term, Executive shall be entitled to all benefits and conditions of employment generally provided to other RSC Company executives, subject to the same eligibility and other reasonable conditions of Company benefit programs and to country related differences, including, but not limited to, medical, dental, life insurance, non-qualified deferred compensation programs, sick leave, disability, automobile allowance (______ per month) or [company provided vehicle] and participation in any retirement plan. In addition, benefits shall include, but not be limited to [a] not less than [______] weeks' vacation per year [and (b) an annual tax and financial planning services allowance of up to [________].

     SECTION 2.5. EMPLOYMENT SEPARATION.

     (a) Severance Benefits: The Company may, at its sole discretion, terminate Executive's employment at any time, provided however, that if the Company severs Executive's employment for any reason other than for Cause or if Executive terminates his employment for Good Reason, the Company shall provide the following severance payments and benefits (collectively "Severance Benefits"), less all applicable federal and state income and withholding taxes, in exchange for a full and complete release of all claims against the Company, in the form customarily used by the Company, executed by Executive:

          1. [________] months of Base Salary (the "Severance Period"), plus a pro-rata portion of variable compensation for the calendar year, or if variable compensation is to be paid quarterly then for the calendar quarter, in which the severance occurs up to the separation date, such pro rata bonus to be equal to the variable compensation Executive would have earned had Executive remained employed through the end of the applicable period (pro rated based on the number of days employed in such period). Executive's entitlement to and the amount of any variable compensation under this Section 2.5(a) (1) shall be determined at the sole discretion of the Company. The Base Salary shall be payable in accordance with the Company's regular payroll practices, and the pro rata variable compensation payments shall be payable at the time that other variable compensation payments are made under the applicable Variable Compensation Plan.


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               Notwithstanding the payment schedule described in this paragraph, if Executive is a Specified Employee (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) and becomes entitled to the payment described in this Section 2.5 as a result of a separation of service as defined by Section 409A(a)(2)(i) of the Code, then the portion of such payment treated as "separation pay" for purposes of Section 409A shall not be paid prior to the date which is six (6) months after the date of the Executive separation from service shall be accumulated and paid to Executive in a lump sum amount on the first date of the seventh month following the date of separation from service.

               Executive's entitlement to the foregoing severance payments is contingent on his continued compliance with the confidentiality, non-competition and non-solicitation provisions outlined in Sections 3.1, 3.2, 4.2 and 4.3 herein. Executive understands that if the Company determines that he has violated the confidentiality provisions, covenant not to compete or non-solicitation provisions, the Company will not make any further severance payments, and will be entitled to reimbursement from Executive of any severance amounts already paid to him, all in addition to any other remedy to which the Company may.

          2. Upon his separation from service, if Executive is eligible and enrolled in the Company's medical and dental benefit programs, the Company will provide the necessary forms, including COBRA notifications, to transfer the responsibility and right to continue those benefits to Executive, which under COBRA are typically at his expense, for the time period allowed by law or under the applicable programs. However, assuming Executive is eligible and elects to continue those benefits, the Company will continue to pay the same proportion of Executive's medical and dental insurance premiums under COBRA as during active employment (for Executive and eligible dependents) until the earlier of: (1) the expiration of the Severance Period; or (2) the date Executive is eligible for medical and dental insurance benefits by another employer.

          3. Upon termination of employment, Executive is not eligible to continue participation in the Company group life insurance program. The Company will therefore pay, at the Company's option, the premiums during the Severance Period that are either (i) applicable to a conversion of the coverage (equal to the amount


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               normally provided to an employee without payment by the employee)
               from group to individual coverage; or (ii) that will support the same level of coverage in a term life policy. The company's obligation under this sub-section is to provide the required insurance and Executive is not entitled to a cash payment in substitution thereof.

          4. If Executive is not fully vested in the Company's 401(k) and/or other retirement/pension plan on the date of separation, the Company shall pay Executive an amount equal to the unvested portion of such account(s).

          5. The Company on the date of separation will provide professional outplacement counseling and services consistent with other Executives at similar compensation levels. No cash lump sum payment in lieu of outplacement services will be provided to Executive.

          6. During the Severance Period, the Company will continue to pay for Executive's reasonable association fees related to Executive's former duties and responsibilities if and to the extent previously paid by the Company.

          7. The Company shall, except in the case of any termination of Executive's employment for Cause, give the Executive no less than 30 days' prior written notice of termination of employment. In the event the Company gives such notice, the Executive shall be under no obligation to render additional services and shall be allowed to seek other employment, provided that the Severance Period shall be reduced accordingly if Executive so ceases to provide services to the Company.

"Good Reason" shall mean the occurrence, without Executive's consent, of any of the following: (i) a material diminution in, or assignment of duties material inconsistent with Executive's position (including status, offices, titles and reporting relationships), (ii) a reduction in Base Salary that is not part of across-the-board reduction, (iii) a relocation of Executive's principal place of business to a location that is greater than fifty (50) miles from its current location or (iv) the Company's material breach of the Agreement.

     (b) For Cause. The Company may, at its sole discretion, terminate Executive's employment at any time during the Employment Term "For Cause". The term "For Cause" means: (1) the failure of Executive to implement or adhere to material policies, practices, or directives of the Company, including of the Board; (2) conduct of a fraudulent and/or criminal nature; (3) any action of Executive outside the scope of his


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employment duties that results in material financial harm to the Company, (4)
conduct that is in violation of any provision of this Agreement or any other agreement between the Company or any of its affiliates and Executive (including any noncompetition, noninterference, nonsolicitation or confidentiality agreement); or (5) solely for purposes of this Section 2.5, death or disability as defined hereinafter.

     (c) Disability. Within the parameters allowed by federal and state law, the Company reserves the right to terminate Executive's employment or place him on unpaid leave if Executive is incapacitated due to physical or mental illness and cannot perform the essential functions of his job with or without a reasonable accommodation.

     (d) Voluntary Resignation by Executive. Executive shall have the right to terminate this Agreement at any time. Executive agrees to provide the Company with thirty (30) days prior written notice of any such intended resignation. The Company's obligation to pay Executive's Base Salary, variable compensation and other benefits shall cease as of Executive's date of separation. Executive shall not be entitled to any Severance Benefits if he resigns (other than for Good Reason).

                                   ARTICLE III

                            CONFIDENTIAL INFORMATION

     SECTION 3.1. CONFIDENTIAL INFORMATION. Executive's position with the Company will, and have, necessarily give him access to, contact with and knowledge of certain trade secrets, and confidential and proprietary business information of the Company. This information includes but is not limited to employee information, union information, employment and union litigation and claim information, marketing and sales objectives and strategies, customer lists, information regarding existing customer preferences, habits and needs, information regarding prospective customers, details of past, pending and contemplated transactions, price lists, pricing policies, sales data, training materials, customer proposals, information developed about Company's competitors, systems, strategies, designs, processes, procedures, growth plans, market data, know-how, compilations of technical and non-technical data, advertising and promotional plans and strategies, and financial and other projections relating to the Business, which are not generally known to or readily ascertainable through legitimate means by the public or by competitors of the Company (hereinafter collectively referred to as "Confidential Information"). Executive shall not at any time disclose the Confidential Information to anyone, except on a need-to-know basis in connection with Executive's duties in carrying out the business of the Company. Executive shall not use any Confidential Information for his own benefit, or for the benefit of anyone other than the Company or its affiliates.

     SECTION 3.2. OWNERSHIP OF RECORDS, ETC. All records, reports, notes, compilations or other recorded matter, and copies or reproductions thereof, in whatever


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media form, relating to the Confidential Information of the Company, operations, activities or business, made or received by Executive during any past employment or future period of employment with the Company are and shall be the exclusive property of the Company. Executive shall keep the same at all times in his custody, subject to control by the Company and Executive shall surrender the same at the end of his employment, if not before. Failure to return such property upon the request of the Company during Executive's Employment Term or thereafter shall be a material breach of this Agreement.

     SECTION 3.3. INJUNCTIVE RELIEF. Executive acknowledges that (a) the provisions of Section 3.1 and Section 3.2 are reasonable and necessary to protect the legitimate interests of the Company, and (b) any violation of
Section 3.1 or Section 3.2 will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such a violation. Accordingly Executive agrees that if he violates, or under the then existing circumstances it seems reasonable likely that there may occur a violation of, the provisions of Section 3.1 or Section 3.2, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

                                   ARTICLE IV

                             COVENANT NOT TO COMPETE

     SECTION 4.1. RECITALS. Executive acknowledges and agrees that he has technical and other extensive expertise associated with the Business and is well known in the equipment rental industry. In addition, Executive has valuable business contacts with employees, potential employees, clients, and potential clients of the Business and with professionals in the equipment rental industry. Furthermore, Executive's reputation and goodwill are an integral part of the Company's success throughout the areas where the Business is and will be conducted. If Executive deprives the Company of any of his goodwill or in any manner uses his reputation and goodwill in competition with the Company, the Company will be deprived of the benefits it has bargained for pursuant to this Agreement. Since Executive has the ability to compete with the Company in the operation of the Business, the Company therefore desires that Executive enter into this Covenant Not To Compete.

     SECTION 4.2. COVENANT NOT TO COMPETE. Executive agrees that during his employment with Rental Service Corporation and for a period of [_______] months commencing immediately after the end of his employment (the "Time Period"), he shall not, unless acting with the Company's prior written consent (which may be withheld at the Company's sole discretion), directly or indirectly own, manage, join, operate or control, participate in the ownership, operation or control of, or be connected as a


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director, officer, partner, or consultant, or permit his name to be used in connection with the following businesses or organizations that rent or lease construction or construction-related equipment within the United States, Canada and Mexico (collectively "the Territory"): Caterpillar, United Rentals, Sunbelt Rentals and its parent Ashtead Group plc, Neff Rental, Hertz, Volvo, National Equipment Services and Maxim Crane Works or, in the alternative, any business or organization not listed above that rents or leases construction or construction-related equipment that has gross revenues of $100 million or more, or has a total employee base of 500 employees or more or that has plans to enter into the construction-related equipment rental or leasing business in the Territory.

The parties agree that if a court of competent jurisdiction determines that the Time Period for purposes of this Section 4.2 is unreasonably long and found to be an unenforceable term, the Time Period for purposes of this Section 4.2 shall be shortened to the maximum duration enforceable under applicable law.

If a court of competent jurisdiction determines that the Territory is an unreasonable geographic scope for this provision, the Territory shall be deemed reformed to include the United States and Canada, excluding Mexico. If a court of competent jurisdiction determines that the Territory of the United States and Canada is an unreasonable geographic scope for this provision, the Territory shall be deemed reformed to include the United States.

     SECTION 4.3. NO SOLICITATION OF CUSTOMERS OR EMPLOYEES. Executive agrees that:

     (a) During his employment with Rental Service Corporation and for the Time Period, he shall not, directly or indirectly, call on or solicit or divert or take away from Rental Service Corporation or any of its affiliates (including by divulging to any competitor or potential competitor of Rental Service Corporation) any person, firm, corporation, or other entity who is a customer of Rental Service Corporation or its affiliates and whom Executive had contact with through any of his employment with Rental Service Corporation.

     (b) During his employment with Rental Service Corporation and for the Time Period, he shall not, directly or indirectly, solicit employment of any employee of Rental Service Corporation or any employee of any affiliate of Rental Service Corporation for employment with any entity that rents or leases construction or construction-related equipment in the Territory as defined in Section 4.2.

     (c) The parties agree that if a court of competent jurisdiction determines that the Time Period is unreasonably long and deemed unenforceable as defined herein in Sections 4.3(a) or (b), the Time Period for purposes of Sections 4.3(a) or (b), as applicable, shall be shortened to the maximum duration enforceable under applicable law.


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     SECTION 4.4. SEVERABILITY OF PROVISIONS. In the event that the provisions of this Section should ever be adjudicated by a court of competent jurisdiction to exceed the time or geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action. Each breach of the covenants set forth herein shall give rise to a separate and independent cause of action.

     SECTION 4.5. INJUNCTIVE RELIEF. Executive acknowledges that (a) the provisions of Section 4.2 and Section 4.3 are reasonable and necessary to protect the legitimate interests of the Company, and (b) any violation of
Section 4.2 or Section 4.3 will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such a violation. Accordingly, Executive agrees that if he violates, or under the then existing circumstances it seems reasonable likely that there may occur a violation of, the provisions of Section 4.2 or Section 4.3, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

     SECTION 4.6. EQUITABLE TOLLING. The restrictive time periods referred to in Sections 4.2 and 4.3 shall be tolled and extended by one month for each month or portion of each month during which Employee is in violation of the restrictions. If Company initiates legal action to enforce the restrictions and obtains an injunction against Employee; then the appropriate restrictive time period(s) will begin to run on the date that the injunction is entered.

                                    ARTICLE V

                               GENERAL PROVISIONS

     SECTION 5.1. ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties except that the Company may, without such consent, assign all such rights and obligations to a wholly-owned subsidiary or newly created legal entity (or a partnership controlled by the Company) or subsidiaries of the Company or to a successor in interest to the Company which shall assume all obligations and liabilities hereunder.

     SECTION 5.2. SOLE AND ENTIRE AGREEMENT. This Agreement constitutes the entire existing agreement between the parties with respect to the subject matter hereof, and completely and correctly expresses all of the rights and obligations of the parties, except that the parties acknowledge that a special severance benefit and a special retention benefit have been offered and accepted by Executive contemporaneously with the Prior Agreement. It is the intent of the parties that if the conditions set forth in the


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General Terms applicable to the special severance benefit and the special retention benefit have been fulfilled, Executive shall become entitled to the benefits set forth in the letters offering the same to him, and such letters, together with the said General Terms shall supersede this Agreement, but only to the extent that the same are inconsistent herewith. All prior agreements including but not limited to prior employment agreements, severance agreements and/or change in control agreements, are completely superseded and revoked. Executive expressly agrees that reliance on any oral representation(s) is unreasonable.

     SECTION 5.3. WAIVERS. The waiver in any particular instance or series of instances of any term or condition of this Agreement or any breach hereof by any party shall not constitute a waiver of such term or condition or of any breach thereof in any other instance.

     SECTION 5.4. AMENDMENT. This Agreement is subject to amendment only by subsequent written agreement between, and executed by, the parties hereto.

     SECTION 5.5. SEPARABILITY. If any one or more provisions, clauses, paragraphs, subclauses or subparagraphs contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable, the same shall not affect any other provision, clause, paragraph, subclause or subparagraph of this Agreement, but this Agreement shall be construed as if such invalid, illegal, void or unenforceable provision, clause, paragraph, subclause or subparagraph had never been contained herein.

     SECTION 5.6. TIME IS OF THE ESSENCE. Time is of the essence in this Agreement. Any time limit mentioned herein has been carefully considered and represents the agreed absolute outside limit of time within which the applicable right must be exercised. The parties may extend such time limit only by mutual agreement in writing.

     SECTION 5.7. DURATION OF OBLIGATIONS. Executive's obligations under Article III and Article IV of this Agreement (especially those relating to confidentiality, non-competition and non-solicitation) shall continue after his employment with the Company is ended, regardless of the nature or reason for such termination.

     SECTION 5.8. ATTORNEYS' FEES. In the event of a dispute, a court or an arbitrator may award attorneys' fees to the prevailing party.

     SECTION 5.9. CAPTIONS; DEFINITIONS. Any captions of articles, sections, subsections or paragraphs of this Agreement are solely for the convenience of the parties and are not a part of this Agreement or to be used for the interpretation of this Agreement or any provision hereof.

     SECTION 5.10. APPLICABLE LAW. This Agreement shall be construed and interpreted in accordance with the internal substantive laws, and not the choice of law


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rules of the State of Arizona. Except where this Agreement provides for injunctive relief, all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the [American Arbitration Association] by a single arbitrator appointed in accordance with the said Rules.

     SECTION 5.11. CONFIDENTIALITY. The parties agree that the terms of this Agreement are to be held confidential and shall not be disclosed to any other person or entity, except as required by law or legal process, and except that either party may disclose the terms thereof to its or his legal counsel or tax advisors.

     SECTION 5.12. VOLUNTARY AGREEMENT AND LEGAL COUNSEL. Executive has been encouraged to review this Agreement with his legal and other expert counsel and has freely entered into this Agreement.

                           The signature page follows


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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all effective as of the day and year first above written.

Rental Service Corporation:             Employee:


By:                                     By:
    ---------------------------------       ------------------------------------


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